Exhibit 5.1
[LETTERHEAD OF WINSTON & STRAWN LLP]
December 20, 2006
IPG Photonics Corporation
50 Old Webster Road
Oxford, Massachusetts 01540
               Re:      Registration Statement on Form S-8
Ladies and Gentlemen:
               We have acted as counsel for IPG Photonics Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the offer and sale of: (i) up to 4,000,000 shares (the “2006 Plan Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the IPG Photonics Corporation 2006 Incentive Compensation Plan (the “2006 Plan”); (ii) up to 5,833,333 shares (the “2000 Plan Shares”) of Common Stock issuable pursuant to the terms and in the manner set forth in the IPG Photonics Corporation 2000 Incentive Compensation Plan (the “2000 Plan”); and (iii) up to 166,667 shares (together with the 2006 Plan Shares and the 2000 Plan Shares, the “Shares”) of Common Stock issuable pursuant to the terms and in the manner set forth in the IPG Photonics Corporation Non-Employee Directors Stock Plan (together with the IPG Photonics Corporation 2006 Incentive Compensation Plan and the IPG Photonics Corporation 2000 Incentive Compensation Plan, the “Plans”).
               This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
               In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated By-laws of the Company and (iv) the Plans. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents

IPG Photonics Corporation
December 20, 2006

submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
               Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued, sold and delivered pursuant to the terms and in the manner set forth in the Plans, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, will be validly issued, fully paid and nonassessable.
               We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
               We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP